Exhibit 10.20

Private & confidential to

Jan Arve Haugan (the ‘Participant’)

Stock Options

2.500.000 stock options are granted to the Participant on the terms set out in this allocation letter, in the Stock Option policy and in any resolutions decided upon by either the Board of Directors or Annual General Assembly.

The Options will be subscribed by Freyr AS (the ‘Company’) and transferred to the Participant immediately after vesting. The Options are granted without consideration from the Participant other than the relevant Exercise price.

The Participant shall pay the Exercise price for each Option that is exercised. The Exercise Price is determined by the Board of Directors of the Company according to the Stock Option Plan, however, Management will put this stock options award forward to the Board for approval with an Exercise Price for all 3 granting dates equivalent to the volume weighted average share price the thirty days leading up to the date of signing the employment contract.

Grant schedule

	Grant date	Options granted	Exercise price
	On signing of employment contract	833 334
	Financial Close 1st commercial plant	833 334
	Financial Close 2nd commercial plant	833 333		Exercise price based on 30-day weighted trading average prior to employment

	TOTAL	2 500 000
Vesting date	01.01.2024
Exercise period	01.01.24 - 31.12.25

Options that have not been exercised by 17:00 hours (CET) on 31.12.25 will lapse without any consideration and may not be exercised by the Participant.

Date: 31.12.2020	Date: 31.12.20

/s/ Tom Jensen	/s/ Jan Arve Haugan	08/01/2021
Chief Executive Officer	Jan Arve Haugan
Freyr AS	Participant